Exhibit 99.1

Item 6.   Selected Financial Data.

The table below summarizes selected financial information. For further information, refer to the audited consolidated financial statements and the notes thereto beginning on page F-1 of this report.

	Year Ended or at June 30
	2005		2004	2003		2002		2001
	(In millions, except per share data)
Statement of Earnings Data:
Net sales (a)	$6,280.0		$5,741.5	$5,049.8		$4,671.7		$4,604.9
Gross profit (a)	4,677.2		4,277.2	3,736.5		3,419.6		3,400.1
Operating income	726.8		648.9	508.8		345.2		523.4
Interest expense, net (b)	13.9		27.1	8.1		9.8		12.3
Earnings before income taxes, minority interest, discontinued operations and accounting change (c)	712.9		621.8	500.7		335.4		511.1
Provision for income taxes	293.7	(d)	234.4	164.9		115.6		183.3
Minority interest, net of tax	(9.3)		(8.9)	(6.7)		(4.7)		(1.9)
Net earnings from continuing operations (c)	409.9	(d)	378.5	329.1	(f)	215.1		325.9
Discontinued operations, net of tax (e)	(3.8)		(36.4)	(9.3)		(23.2)		(18.5)
Cumulative effect of a change in accounting principle, net of tax	—		—	—		—		(2.2)
Net earnings (c)	406.1	(d)	342.1	319.8	(f)	191.9	(g)	305.2 (h)
Preferred stock dividends (b)	—		—	23.4		23.4		23.4
Net earnings attributable to common stock (c)	406.1	(d)	342.1	296.4	(f)	168.5	(g)	281.8 (h)
Cash Flow Data:
Net cash flows provided by operating activities (i)	$479.2		$675.4	$558.6		$525.5		$311.1
Net cash flows used for investing activities (i)	(237.0)		(213.6)	(198.0)		(223.2)		(212.0)
Net cash flows used for financing activities	(300.4)		(216.0)	(555.0)		(123.1)		(63.5)
Per Share Data:
Net earnings per common share from continuing operations (c) (e):
Basic	$1.82	(d)	$1.66	$1.31	(f)	$.81		$1.27
Diluted	$1.80	(d)	$1.64	$1.30	(f)	$.80		$1.25
Net earnings per common share (c):
Basic	$1.80	(d)	$1.50	$1.27	(f)	$.71	(g)	$1.18 (h)
Diluted	$1.78	(d)	$1.48	$1.26	(f)	$.70	(g)	$1.16 (h)
Weighted average common shares outstanding:
Basic	225.3		228.2	232.6		238.2		238.4
Diluted	228.6		231.6	234.7		241.1		242.2
Cash dividends declared per common share	$.40		$.30	$.20		$.20		$.20
Balance Sheet Data:
Working capital	$804.9		$877.2	$791.3		$968.0		$882.2
Total assets	3,885.8		3,708.1	3,349.9		3,416.5		3,218.8
Total debt (b)	714.7		535.3	291.4		410.5		416.7
Redeemable preferred stock (b)	—		—	360.0		360.0		360.0
Stockholders’ equity	1,692.8		1,733.5	1,423.6		1,461.9		1,352.1

(a)           Effective January 1, 2002, we adopted Emerging Issues Task Force (“EITF”) Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer.” Upon adoption of this Issue, we reclassified revenues generated from our purchase with purchase activities as sales and the costs of our purchase with purchase and gift with purchase activities as cost of sales, which were previously reported net as operating expenses. Operating income has remained unchanged by this adoption. For purposes of comparability, these reclassifications have been reflected retroactively for all periods presented.

(b)           During fiscal 2004, there was an increase of approximately $17.4 million in interest expense, net and a corresponding decrease in preferred stock dividends as a result of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” Additionally, in connection with this pronouncement, redeemable preferred stock has been reclassified as a component of total debt subsequent to June 30, 2003. The provisions of SFAS No. 150 did not provide for retroactive restatement of historical financial data.

(c)            Pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” financial results for periods subsequent to July 1, 2001 exclude goodwill amortization. Goodwill amortization included in fiscal 2001 was $20.9 million ($13.4 million after tax). Excluding the effect of goodwill amortization in fiscal 2001, diluted earnings per common share would have been higher by $.06.

(d)          In the fourth quarter of fiscal 2005 we announced plans to repatriate approximately $690 million of foreign earnings in fiscal year 2006, which includes $500 million of extraordinary intercompany dividends under the provisions of the American Jobs Creation Act of 2004 (the “AJCA”). This action resulted in an aggregate tax charge of approximately $35 million in our fiscal year ended June 30, 2005, which includes an incremental tax charge of approximately $28 million, equal to $.12 per diluted share. The repatriated funds will be reinvested in the U.S. under a domestic reinvestment plan in accordance with the provisions of the AJCA.

(e)           In September 2005, we committed to a plan to sell the assets and operations of our reporting unit that markets and sells Stila brand products and to actively seek a buyer for the brand. In December 2003, we committed to a plan to sell the assets and operations of our former reporting unit that sold jane brand products and we sold them in February 2004. As a result, all consolidated statements of earnings information in the consolidated financial statements and footnotes for all periods presented has been restated for comparative purposes to reflect those reporting units as discontinued operations.

(f)             Net earnings from continuing operations, net earnings, net earnings attributable to common stock, net earnings per common share from continuing operations and net earnings per common share for the year ended June 30, 2003 included a special charge related to the proposed settlement of a legal action of $13.5 million, after-tax, or $.06 per diluted common share.

(g)           Net earnings, net earnings attributable to common stock and net earnings per common share for the year ended June 30, 2002 included a restructuring charge of $76.9 million (of which $0.6 million was included in discontinued operations), after tax, or $.32 per diluted common share, and a one-time charge of $20.6 million, or $.08 per common share, attributable to the cumulative effect of adopting SFAS No. 142, “Goodwill and Other Intangible Assets,” which is attributable to our former reporting unit that sold jane brand products and is included in discontinued operations.

(h)          Net earnings, net earnings attributable to common stock and net earnings per common share for the year ended June 30, 2001 included restructuring and other non-recurring charges of $40.3 million (of which $10.4 million was included in discontinued operations), after tax, or $.17 per diluted common share, and a one-time charge of $2.2 million, after tax, or $.01 per diluted common share, attributable to the cumulative effect of adopting SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

(i)              Certain amounts in the consolidated financial statements of prior years have been reclassified to conform to current year presentation for comparative purposes.